Exhibit 10.18

Adam Sragovicz

Re: Employment Offer Letter

Dear Adam:

Conduit Pharmaceuticals Inc. (the “Company”) is pleased to offer you a position on the terms set forth in this letter (this “Agreement”), effective as of the date of the closing of the transactions contemplated by the Agreement and Plan of Merger by and among Murphy Canyon Acquisition Corp. Conduit Merger Sub, Inc. and Conduit Pharmaceuticals Limited dated as of November 8, 2022 (the “Effective Date”). In consideration of the mutual promises herein contained, the parties agree as follows:

1. Duties, Position and Location.

a. Duties and Position. You shall be employed by the Company as Chief Financial Officer and shall have such duties, responsibilities and authorities as are customarily associated with this position and such additional duties and responsibilities consistent with this position as may, from time-to-time, be properly and lawfully assigned to you by the Board of Directors of the Company (the “Board”). You shall report directly to the Chief Executive Officer, shall comply in all respects with the policies, rules and decisions adopted from time-to-time by the Board, and shall perform your duties and obligations under this Agreement in a loyal and conscientious manner.

b. Other Activities. During the term of your employment, you shall devote your full working time and attention to the business affairs of the Company; provided, however, that, subject to the terms of the Proprietary Information and Inventions Assignment Agreement, as described below, and Section 8 of this Agreement, you may (i) devote time to personal and family investments, (ii) participate in industry associations, and (iii) serve on community and civic boards; provided that such activities, either individually or in the aggregate, do not interfere with your duties to the Company as determined in good faith by the Board. Further, the Company acknowledges that you may continue to provide services for Avimer Bio Corp., provided Avimer does not compete with the Company, and provision of those services does not interfere with your work for the Company.

D. Location. You shall be permitted to work remotely, or from your personal residence, but shall be required under reasonable business circumstances to travel outside of such location in connection with performing your duties under this Agreement, including to the Company’s U.S.-based office.

2. Compensation and Benefits. During your employment with the Company, your compensation will be as follows:

a. Base Salary. You will receive an annual base salary of $400,000 for all hours worked, less taxes, authorized withholdings and other legally required deductions. You will be paid in accordance with the Company’s customary payroll procedures as established and modified from time-to-time. Your annual base salary shall be subject to periodic review and adjustment by the Board from time-to-time in the sole discretion of the Board.

b. Annual Bonus. In addition to your base salary, you may be eligible to earn, for each fiscal year of the Company ending during the term of your employment with the Company, an annual cash performance bonus under the Company’s bonus plan, as approved from time-to-time by the Board. Your target annual bonus will be 40% of your base salary for the year to which such annual bonus relates (your “Target Bonus”). Your actual annual bonus will be determined on your and/or the Company’s attainment of financial or other performance criteria established by the Board or its designee in accordance with the terms and conditions of such bonus plan. Except as provided in Section 4(b)(ii) below, you must be employed by the Company on the date of payment of such annual bonus to be eligible to receive such annual bonus. You hereby acknowledge and agree that nothing contained herein confers upon you any right to an annual bonus in any year, and that whether the Company pays you an annual bonus and the amount of any such annual bonus will be determined by the Company in its sole discretion. Your annual bonus for 2023 will be prorated to reflect the portion of the year from the Effective Date.

c. Restricted Stock. Subject to the approval of the Board, or a committee thereof, you shall be eligible to receive a sign-on restricted stock unit award (the “RSU”) in the amount of 0.10% of the common shares of the Company (calculated as of the Effective Date) pursuant to the terms of the Company’s 2023 Stock Incentive Plan (the “Plan”). The shares shall vest in equal annual installments on the first three anniversaries of the Effective Date. The complete vesting schedule and all terms, conditions, and limitations of the RSU will be set forth in a stock grant notice, the Company’s standard stock agreement and the Plan. You agree to execute the Company’s standard agreements to memorialize this grant. In the event of a conflict between this Agreement and any of these documents, this Agreement shall control.

d. Benefits. You shall be eligible to participate in all the employee health and benefit plans, stock and options plans, and programs the Company generally makes available to other employees and senior officers of the Company, pursuant to the terms and conditions of such plans or programs. You will also be entitled to no less than four weeks of vacation and/or paid time off each year and all holidays observed by the Company each year. The Company reserves the right to change compensation and benefits provided to its employees from time-to-time in its discretion.

e. Expenses. You will be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses which are reasonably incurred by you in furtherance of the Company’s business, with appropriate documentation and in accordance with the Company’s standard policies.

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3. Indemnification. You will receive defense and be indemnified by the Company to the full extent of the provisions of the Company’s charter and bylaws and applicable state law and on terms no less favorable than those provided to other officers and directors. You will also receive directors’ and officers’ insurance coverage on terms no less favorable than those provided to other officers and directors.

4. Severance.

a. Accrued Obligations. If your employment terminates for any reason, you are entitled to your fully earned but unpaid base salary, through the date such termination is effective at the rate then in effect, and all other amounts or benefits to which you are entitled under any compensation, retirement or benefit plan of the Company at the time of your termination of employment in accordance with the terms of such plans, including, without limitation, any accrued but unpaid paid time off and any continuation of benefits required by applicable law (the “Accrued Obligations”).

b. Severance Benefits. In addition to your Accrued Obligations, subject to and conditioned upon your continued compliance with your obligations set forth in Section 5 below, if your employment is involuntarily terminated by the Company without Cause (as defined below) (and other than by reason of your death or disability) or you resign for Good Reason (as defined below) (either such termination, a “Qualifying Termination”), you shall be entitled to receive, as the sole severance benefits to which you are entitled, the benefits provided below (the “Severance Benefits”):

i. An amount equal to 9 months’ base salary (at the rate in effect immediately prior to the date of your Qualifying Termination, or in the case of a material diminution in your base salary which would give rise to Good Reason for your resignation, the base salary in effect prior to such material diminution), which amount will be paid over a period of 9 months following your termination of employment in accordance with the Company’s standard payroll practices, with the first such installment occurring within 10 days following the date your Release (defined in Section 5(a) below) becomes effective and irrevocable (which first installment will include any installments (without interest) that would have occurred prior to such date but for the fact your Release was not yet effective);

ii. The Company shall pay to you the amount of any annual cash performance bonus that has been earned by you under the Company’s annual bonus program for a completed fiscal year or other measuring period (or that would have been earned by you had your employment continued through the date such annual bonus is paid to other senior officers), but has not yet been paid to you as of the date of the Qualifying Termination, which shall be payable in a single lump sum within 10 days following the date your Release becomes effective and irrevocable (or, if later, the date that the annual cash performance bonus for that year is paid to continuing senior officers);

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iii. The Company will pay you an amount equal to your Target Bonus for the calendar year in which your Qualifying Termination occurs, prorated for the portion of such year that has elapsed prior to the date of such Qualifying Termination, which amount will be paid in a lump sum within 10 days following the date your Release becomes effective and irrevocable;

iv. For the 9-month period beginning on the date of your termination of employment (or, if earlier, (x) the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) expires, or (y) the date on which you become eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self- employment) (such period, the “COBRA Coverage Period”), if you and/or your eligible dependents who were covered under the Company’s health insurance plans as of the date of your termination of employment elect to have COBRA coverage and are eligible for such coverage, the Company shall pay for or reimburse you on a monthly basis for an amount equal to (i) the monthly premium you and/or your covered dependents, as applicable, are required to pay for continuation coverage pursuant to COBRA for you and/or your eligible dependents, as applicable, who were covered under the Company’s health plans as of the date of your termination of employment (calculated by reference to the premium as of the date of your termination of employment), less (ii) the amount you would have had to pay to receive group health coverage for you and/or your covered dependents, as applicable, based on the cost sharing levels in effect for continuing employees on the date of your termination of employment. If any of the Company’s health benefits are self-funded as of the date of your termination of employment, or if the Company cannot provide the foregoing benefits in a manner that is exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing the payments or reimbursements as set forth above, the Company shall instead pay to you the foregoing monthly amount as a taxable monthly payment for the COBRA Coverage Period (or any remaining portion thereof). You shall be solely responsible for all matters relating to continuation of coverage pursuant to COBRA, including, without limitation, the election of such coverage and the timely payment of premiums. You shall notify the Company immediately if you become eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment;

v. Notwithstanding anything else set forth herein, in the Plan or in any award agreement, such number of the unvested Stock Awards (as defined in Section 6(d) below) then held by you will vest on the date your Release becomes effective and irrevocable as would have vested during the 9-month period following your Qualifying Termination had you remained employed by the Company during such period; provided, however, that, any Stock Awards that vest in whole or in part based on the attainment of performance-vesting conditions shall be governed by the terms of the applicable Stock Award agreement; and

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vi. In the event your Qualifying Termination occurs within 3 months prior to, or on or within 12 months following a Change in Control, then the foregoing severance benefits shall be revised as follows: (A) the references to “9 months” in Sections 4(b)(i) and (iv) shall be increased to “12 months”, (B) in addition to the prorated Target Bonus described in Section 4(b)(iii) above, you will receive an additional amount equal to (1) 100% of your Target Bonus for the calendar year in which your Qualifying Termination occurs, less (2) the prorated Target Bonus to be paid as provided in Section 4(b)(iii) above, which additional amount will be paid in a lump sum within 10 days following the later of the date your Release becomes effective, or the date of the Change in Control, and (C) notwithstanding anything else set forth herein, in the Company’s 2023 Stock Incentive Plan (the “Plan”) or in any award agreement, any unvested Stock Awards then held by you will vest become fully vested upon the later to occur of (1) your Qualifying Termination or (2) the Change in Control; provided, however, that, any Stock Awards that vest in whole or in part based on the attainment of performance-vesting conditions shall be governed by the terms of the applicable Stock Award agreement.

5. Conditions to Severance.

a. Release. As a condition to your receipt of any post-termination payments and benefits pursuant to Section 4(b) above, you first must satisfy the following requirements: (i) within the 60-day period following the date of your Qualifying Termination, you must execute and not revoke a separation agreement containing a release of all claims in favor of the Company in a form reasonably acceptable to the Company in order to effectuate a valid general release of claims (the “Release”), and (ii) the Release must become effective and irrevocable in accordance with its terms within such 60-day period. If the above requirements are not satisfied, then you will not be entitled to the post-termination payments and benefits pursuant to Section 4(b) above.

b. Continuing Obligations. In addition, as a condition to your receipt of any post-termination payments and benefits pursuant to Section 4(b) above, you must continue to comply with your duties and obligations under the Proprietary Information and Inventions Assignment Agreement, defined below, and Sections 10, 11 and 12 of this Agreement (the “Continuing Obligations”). In event of a breach or threatened breach by you of any of your Continuing Obligations, the Company shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages it may suffer), to cease making payments or providing benefits to you under Section 4(b) above.

6. Definitions. For purposes of this Agreement,

a. “Cause” means any of the following: (i) your commission of an act of fraud, embezzlement or dishonesty, or the commission of some other illegal act by you, that has a demonstrable adverse impact on the Company or any successor or affiliate thereof; (ii) your conviction of, or plea of “guilty” or “no contest” to, a felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof (or international equivalent); (iii) any intentional, unauthorized use or disclosure by you of confidential information or trade secrets of the Company or any successor or affiliate thereof; (iv) your gross negligence, insubordination or material violation of any duty of loyalty to the Company or any successor or affiliate thereof, or any other demonstrable material misconduct on your part in connection with the performance of your duties for the Company; (v) your ongoing and repeated failure or refusal to perform or neglect of your duties as required by this Agreement or your ongoing and repeated failure or refusal to comply with the instructions given to you by the Company, which failure, refusal or neglect continues for 15 days following your receipt of written notice from the Company stating with specificity the nature of such failure, refusal or neglect; or (vi) your material breach of any material Company policy or any material provision of this Agreement or the Proprietary Information and Inventions Assignment Agreement. The determination of whether your termination of employment is for Cause or without Cause will be made by the Company, in its sole discretion exercised in good faith.

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b. “Change in Control” shall have the meaning set forth in the Plan. If a Change in Control would give rise to a payment or settlement event with respect to any payment or benefit that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)) in order to give rise to the payment or settlement event for such payment or benefit, to the extent required by Section 409A of the Code.

c. “Good Reason” means any of the following without your written consent: (i) a material diminution in your authority, duties or responsibilities; (ii) any reduction in your base salary or Target Bonus opportunity other than in connection with an across-the-board reduction which applies in a comparable manner to other senior officers of the Company; (iii) a material change in the geographic location at which you must perform your duties; or (iv) any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to you under this Agreement. You must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without your written consent within 60 days of the occurrence of such event. The Company or any successor or affiliate shall have a period of 30 days to cure such event or condition after receipt of written notice of such event from you. Your termination of employment by reason of resignation from employment with the Company for Good Reason must occur within 30 days following the expiration of the foregoing 30-day cure period.

d. “Stock Awards” means all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements, as in effect from time-to-time, and any shares of stock issued upon exercise or settlement thereof. Notwithstanding anything in this Agreement to the contrary, in the event the Stock Award agreement or the equity plan pursuant to which the Stock Awards were granted provides for more favorable treatment of your Stock Awards, nothing in this Agreement is intended to limit your right to such more favorable treatment as provided in such Stock Award agreement or equity plan.

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7. Company Policies.

a. In General. As an employee of the Company, you shall be expected to abide by all the Company’s policies and procedures and the Company’s employee handbook, if any. Without limiting the foregoing, you agree that you shall be subject to the incentive compensation recoupment policy adopted by the Company from time-to-time, including any such policy that may be adopted to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the Securities and Exchange Commission rule or applicable securities exchange, whether or not such policy was in place at the Effective Time. The Company may modify, revoke, suspend or terminate any of the terms, plans, policies and/or procedures described in the employee handbook, if any, or as otherwise communicated to you, in whole or part, at any time, with or without notice.

b. Proprietary Information and Inventions Assignment Agreement. You have previously executed (or agree to promptly execute) the Company’s form of the Proprietary Information and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit A, which shall survive termination of your employment with the Company. You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the Proprietary Information and Inventions Assignment Agreement would be inadequate, and you therefore agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

8. Other Agreements. You represent and agree that your performance of your duties for the Company shall not violate any agreements, obligations or understandings that you may have with any third party or prior employer. Without limiting the foregoing, you represent and agree that you are not bound by any non-compete or non-solicitation agreement or any other type of agreement that would prohibit your employment with the Company. You agree not to make any unauthorized disclosure or use, on behalf of the Company, of any confidential information belonging to any of your former employers. You also represent that you are not in unauthorized possession of any materials containing a third party’s confidential and proprietary information. While employed by the Company, you will not engage in any business activity in competition with the Company nor prepare to do so. If you wish to undertake a business activity outside the scope of your employment by the Company, which activity you believe entails no conflict with the Company’s activities, you agree to inform the Company of your intentions before the initiation of such outside business activity, and you furthermore agree to abide by the Company’s decision as to whether there is no conflict. If, in the Company’s sole determination, a conflict exists or is likely to develop, you agree not to undertake such outside business activity.

9. At-will Employment. Your employment with the Company will be “at-will” at all times, including after your introductory, probationary period, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to you are superseded by this offer. This Agreement in no way represents a fixed-term employment contract. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time-to-time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

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10. Deemed Resignations. Upon termination of your employment for any reason, you shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries. You hereby agree to execute any and all documentation to effectuate such resignations upon request by the Company but shall be treated for all purposes as having so resigned upon termination of employment, regardless of when or whether you execute any such documentation.

11. Cooperation with Company. During your employment by the Company and thereafter, you will cooperate with the Company and its affiliates in any internal investigation or administrative, regulatory or judicial proceeding that relates to events occurring during your employment hereunder and as reasonably requested by the Company (including being available upon reasonable notice from the Company for interviews and factual investigations and appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, all at times and on schedules that are reasonably consistent with your other permitted activities and commitments). In the event the Company requires your cooperation in accordance with this Section 11 following the termination of your employment, the Company (or its applicable affiliate) will reimburse you for reasonable expenses incurred by you in connection therewith (including lodging and meals, upon submission of receipts), and such requested cooperation shall not unreasonably burden you or unreasonably interfere with any subsequent employment or service that you may undertake.

12. Non-Interference. While employed by the Company, and for one (1) year immediately following the date on which you terminate employment or otherwise cease providing services to the Company, you agree not to interfere with the business of the Company by soliciting or attempting to solicit any employee or consultant of the Company to terminate such employee’s or consultant’s employment or service in order to become an employee, consultant or independent contractor to or for any other person or entity. The foregoing restrictions shall not apply with respect to (a) the bona fide hiring and firing of Company personnel to the extent such acts are part of your duties for Company or (b) a general advertisement or solicitation (or any hiring pursuant to such advertisement or solicitation) that is not specifically targeted to such employees or consultants. Your duties under this Section 12 shall survive termination of your employment with the Company and the termination of this Agreement.

13. Reasonableness of Terms. You agree that the terms contained in Sections 8 and 12 above are reasonable in all respects and that the restrictions contained therein are designed to protect the Company against unfair competition. In the event a court determines that any of the terms or provisions of this Agreement are unreasonable, the court may limit the application of any provision or term, or modify any provision or term, and proceed to enforce this Agreement as so limited or modified.

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14. Section 409A.

a. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with such intention. To the extent that any provision in this Agreement is ambiguous as to its compliance with or exemption from Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A of the Code, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. For purposes of this Agreement, all references to your “termination of employment” shall mean your “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”). If you are a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the date of your Separation from Service, to the extent that the payments or benefits under this Agreement are “non-qualified deferred compensation” subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this Section 14(a) shall be paid or distributed to you in a lump sum on the earlier of (i) the date that is 6 months and one day following your Separation from Service, (ii) the date of your death or (iii) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under this Agreement shall be paid as otherwise provided herein.

b. To the extent that the payments or benefits under this Agreement are “non-qualified deferred compensation” subject to Section 409A of the Code, if the period during which you may deliver the Release required hereunder spans two calendar years, the payment of your post-termination benefits shall occur (or commence) on the later of (i) the first regularly-scheduled payroll date that occurs on or after January 1 of the second calendar year, or (ii) the first regularly-scheduled payroll date following the date your Release becomes effective.

c. Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of your taxable year following the taxable year in which you incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of yours, and your right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

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15. Section 280G.

a. In the event that any payment or benefit received or to be received by you pursuant to the terms of this Agreement or any other plan, arrangement or agreement (including any payment or benefit received in connection with a Change in Control or the termination of your employment) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (after subtracting the amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which you would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to you that are exempt from Section 409A of the Code, (B) reduction of any other cash payments or benefits otherwise payable to you that are exempt from Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting or payment with respect to any Stock Award that is exempt from Section 409A of the Code, (C) reduction of any other payments or benefits otherwise payable to you on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting and payment with respect to any Stock Award that is exempt from Section 409A of the Code, and (D) reduction of any payments attributable to the acceleration of vesting or payment with respect to any Stock Award that is exempt from Section 409A of the Code; provided, in case of clauses (B), (C) and (D), that reduction of any payments or benefits attributable to the acceleration of vesting of Stock Awards shall be first applied to Stock Awards that would otherwise vest last in time. The foregoing reductions shall be made in a manner that results in the maximum economic benefit to you on an after-tax basis and, to the extent economically equivalent payments or benefits are subject to reduction, in a pro rata manner.

b. All determinations regarding the application of this Section 15 shall be made by an independent accounting firm or consulting group with nationally recognized standing and substantial expertise and experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax retained by the Company prior to the date of the applicable change in control (the “280G Firm”). For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments shall be taken into account which, as determined by the 280G Firm, (A) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (B) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, (ii) no portion of the Total Payments the receipt or enjoyment of which you shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the 280G Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. All determinations related to the calculations to be performed pursuant to this Section 15 shall be done by the 280G Firm.

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c. The 280G Firm will be directed to submit its determination and detailed supporting calculations to both you and the Company within 15 days after notification from either the Company or you that you may receive payments which may be “parachute payments.” You and the Company will each provide the 280G Firm access to and copies of any books, records, and documents in their possession as may be reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Agreement. The fees and expenses of the 280G Firm for its services in connection with the determinations and calculations contemplated by this Agreement will be borne solely by the Company.

16. Governing Law; Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of California without regard to conflicts-of-law principles. Any action or proceeding by either party to enforce this Agreement shall be brought only in any state or federal court located in San Diego County, California. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

17. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

18. Successors and Assigns. This Agreement is personal to you, and, without the prior written consent of the Company, shall not be assignable by you other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

19. Entire Agreement. This Agreement and the Proprietary Information and Inventions Assignment Agreement constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment specified herein and therein. This Agreement and the Proprietary Information and Inventions Assignment Agreement supersede any other such promises, obligations, warranties, representations, offer letters or agreements between you and the Company, and you agree that all such prior promises, obligations, warranties, representations and agreements are hereby terminated. This Agreement may not be amended or modified except by a written instrument signed by you and a duly authorized officer of the Company. No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

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20. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. Notices to you shall be addressed to your home address that the Company has on file. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chairman.

21. Withholding. The Company and its affiliates may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company and its affiliates are required to withhold pursuant to any law or government regulation or ruling.

22. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or PDF shall be deemed effective for all purposes.

(Signatures are on the following page)

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If you choose to accept this Agreement under the terms described above, please acknowledge your acceptance by returning a signed copy of this Agreement to our attention.

Sincerely,

CONDUIT PHARMACEUTICALS INC.

Dr. David Tapolczay
Chief Executive Officer

Agreed and Accepted:

I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth above.

Date:
Adam Sragovicz

Exhibit A:	Proprietary Information and Inventions Assignment Agreement

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